Exhibit 10.05

[As amended

August 14, 2007]

CSG SYSTEMS INTERNATIONAL, INC.

PERFORMANCE BONUS PROGRAM

1.	Purpose.

The purpose of the CSG Systems International, Inc. Performance Bonus Program (the “Program”) is to provide for annual cash bonus awards (a “Bonus Award”) under the Program for (i) the persons designated as executive officers of CSG Systems International, Inc. (the “Company”) by the Board of Directors of the Company and (ii) any other employee of the Company or its subsidiaries who is or may be a “covered employee” of the Company or its subsidiaries as defined in Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), that constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code and Treasury Regulations § 1.162-27. For purposes of the Program, “Participant” means a person referred to in the first sentence of this Section 1. Bonus Awards under the Program shall be paid for services performed by a Participant during a calendar year.

2.	Administration.

(a) The Program shall be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). No member of the Committee shall be eligible to participate in the Program. The Committee at all times shall be comprised of two or more members who are “outside directors” for purposes of Section 162(m)(4)(C)(i) of the Code.

(b) The Committee shall have the power and discretionary authority to adopt, amend, and rescind any rules, regulations, and procedures which the Committee deems necessary or appropriate for the operation and administration of the Program and to interpret and rule on any questions relating to any provision of the Program. However, the Committee shall not take any action that would result in the payment of compensation under the Program to any Participant who is a “covered employee” as defined in Section 162(m)(3) of the Code if such payment would not be “performance-based compensation” within the meaning of Section 162(m) of the Code, as reasonably determined by the Committee.

(c) The decisions of the Committee (including but not limited to decisions as to whether a Participant is entitled to payment of a Bonus Award in whole or in part or not at all) shall be final, conclusive, and binding on all parties, including the Company and each Participant.

(d) The Board from time to time may amend, suspend, or terminate the Program, in whole or in part; provided, that no payment which becomes due under the Program as a result of an amendment of the Program that requires stockholder approval to satisfy the requirements of Section 162(m) of the Code shall be made until the Company has obtained such stockholder approval.

3.	Performance Goals.

(a) Not later than ninety (90) days after the beginning of each calendar year, the Committee shall establish in writing (i) one or more Performance Goals (as defined in Section 3(c)) that must be attained in order for a Participant to receive a Bonus Award for such calendar year and (ii) the method, in terms of an objective formula or standard, for computing the amount of the Bonus Award to be paid to a Participant if the applicable Performance Goals are attained. Subject to and consistent with the provisions of the preceding sentence, the Committee shall determine the potential Bonus Award which a Participant shall be eligible to receive for a particular calendar year and may establish terms and conditions in addition to (but not in lieu of) the attainment of Performance Goals that a Participant must satisfy in order to receive such Bonus Award. Actual and potential Bonus Awards and such additional terms and conditions need not be uniform among Participants. The Committee shall have the discretion to revise the amount of a Bonus Award payable to a Participant upon the attainment of Performance Goals solely for the purpose of reducing the amount of or eliminating such Bonus Award. A Participant’s level of satisfaction of any additional terms and conditions established by the Committee for such Participant’s receipt of a Bonus Award shall be relevant only for the purpose of potentially reducing the amount of or eliminating such Participant’s Bonus Award and may not be used to increase such Participant’s Bonus Award beyond that which would be payable based solely upon the Company’s attainment of applicable Performance Goals.

(b) The maximum individual Bonus Award payable to a Participant for any calendar year shall be equal to 200% of the annual base salary of such Participant as of the last day of such calendar year; provided, however, that in no event may a Participant’s maximum Bonus Award under the Program for any calendar year exceed $3,000,000 or such lesser amount as is established by the Committee for such calendar year.

(c) A “Performance Goal” is an objective performance goal based entirely on one or more of the following business criteria applicable to the Company: net income, adjusted net income, operating income, adjusted operating income, revenue, adjusted revenue, earnings, adjusted earnings, gross margin, return on stockholders’ equity, stock price, earnings per share, adjusted earnings per share, and cash flow. Except as provided in Section 3(d), Performance Goals for a calendar year may not be changed once established by the Committee; however, the Committee retains discretion to reduce or eliminate a Participant’s Bonus Award as provided in Section 3(a). Performance Goals may be particular to an individual Participant or to a subsidiary or other business unit of the Company or may be based upon the performance of the Company and its subsidiaries as a whole. Performance Goals may vary from Participant to Participant and from calendar year to calendar year.

(d) If, after the Committee has established a Performance Goal for a particular calendar year, the Company or any of its subsidiaries (i) acquires or disposes of any assets, business division, subsidiary, or other business operations, (ii) discontinues any business operations, or (iii) incurs any restructuring charge or any item of extraordinary loss or expense (each event in the preceding clauses (i), (ii), and (iii) being referred to as a “Subsequent Event”) and such Subsequent Event has a materially positive or negative effect upon the attainment of such Performance Goal as originally established, then the Committee shall adjust such original Performance Goal so that such Performance Goal as adjusted is comparable to what such Performance Goal would have been had the Committee taken such Subsequent Event into account when the Committee originally established such Performance Goal.

(e) Notwithstanding any other provision of the Program, the Committee shall have the discretion to pay a Bonus Award to a Participant regardless of the attainment of a Performance Goal in the event of such Participant’s death or termination of employment on account of a long-term disability as determined by the Committee.

4.	Communication.

The Committee promptly shall inform each Participant in writing of the Performance Goals applicable to such Participant for a particular calendar year and (subject to the provisions of the Program) the terms and conditions of such Participant’s participation in the Program for such calendar year.

5.	Certification.

Prior to the payment of any Bonus Award, the Committee shall certify in writing that the applicable Performance Goals have been attained. No payment shall be made under the Program in the absence of such certification; however, the attainment or failure to attain Performance Goals under the Program shall not preclude the payment of compensation, including discretionary payments, to a Participant under any other plan, program, agreement, or arrangement of the Company or its subsidiaries, whether now existing or established after the adoption of the Program, on the basis of goals or criteria separate from the business criteria set forth in Section 3(c) or pursuant to the terms of such other plan, program, agreement, or arrangement.

6.	Payment of Bonus Awards.

The Company shall pay the Bonus Awards for a calendar year in cash as soon as practicable after the certification of the attainment of the Performance Goals pursuant to Section 5 and the final determination of the amount of each Bonus Award to be paid; provided, that, so long as such certification and determination have occurred, the Company shall pay the Bonus Awards for a calendar year not later than March 15 of the following calendar year; and provided further, that payment of part or all of any Bonus Award shall be deferred by the Company in accordance with the terms of any separate deferred compensation agreement or arrangement applicable to a Participant. As a further condition of the payment of a Participant’s Bonus Award for a particular calendar year, such Participant must be employed by the Company or its subsidiaries on the last day of such calendar year. The Committee may provide, as a further condition of the payment of a Participant’s Bonus Award for a particular calendar year, that the Participant must be employed by the Company or its subsidiaries on the date of the Committee’s certification of the Company’s attainment of the Performance Goals for such calendar year or on any other date subsequent to the last day of such calendar year. Notwithstanding the foregoing, to the extent the payment of the Bonus Award is not subject to any separate deferred compensation agreement, the Bonus Award shall be paid in a cash lump-sum payment made during the calendar year immediately following the calendar year to which the Bonus Award relates (or such other time permitted under Section 409A of the Code).

7.	Effective Date of Program.

The Program shall be effective January 1, 2007, subject to approval by the holders of a majority of the shares of common stock of the Company present or represented by proxy at the 2007 annual meeting of stockholders of the Company. No payment shall be made under the Program unless the stockholders of the Company have approved the Program as required by Section 162(m) of the Code and Treasury Regulations § 1.162-27 prior to such payment. The Program shall continue until terminated by the Board but shall be resubmitted to stockholders from time to time as required by Section 162(m) of the Code and Treasury Regulations § 1.162-27.

8.	Miscellaneous.

(a) Participants in the Program are unsecured general creditors of the Company, with no secured or preferential right to any assets of the Company or any other entity for payment of Bonus Awards under the Program.

(b) A Participant shall have no right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable to such Participant under the Program. No part of any amounts payable to a Participant under the Program shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony, or separate maintenance owed by such Participant or any other person or be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(c) The Program does not constitute a contract of employment between the Company or any of its subsidiaries and any Participant and does not entitle any Participant to continued employment with the Company or any of its subsidiaries.

(d) The Company and its subsidiaries shall have the right to deduct from all amounts payable to a Participant under the Program any taxes required by law or other amounts authorized by the Participant to be withheld from payments under the Program.

(e) The Company and its subsidiaries reserve the right from time to time to establish, implement, and modify compensation plans, programs, agreements, and arrangements other than and in addition to the Program for persons who are Participants in the Program.

(f) The Program shall be construed and interpreted according to the laws of the State of Delaware, except as preempted by federal law, and without regard to conflict of law principles.

9.	Section 409A.

Notwithstanding anything in the Program to the contrary, the Program and Bonus Awards made under the Program are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. The Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify a Bonus Award in any manner and delay the payment of any amounts payable pursuant to a Bonus Award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code; provided, that the Company shall not be required to assume any increased economic burden. No action so taken by the Committee with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect a Participant’s right with respect to a Bonus Award or to require the consent of such Participant. The Committee shall have the right to make additional changes to Bonus Awards from time to time to the extent it deems necessary with respect to Section 409A of the Code.